Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              TAG-IT PACIFIC, INC.


     The undersigned, Tag-It Pacific, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law (the "GCL") of the State of Delaware, does hereby certify as to the following:

1. The name of the Corporation is Tag-It Pacific, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 30, 1997.

2. That by unanimous written consent of the Board of Directors of the Corporation in accordance with Section 141(f) of the GCL, resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and requiring that said amendment be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

          "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the first paragraph of Article IV so that as amended the first paragraph of said Article shall read as follows:

          "This Corporation is authorized to issue two classes of shares, designated, respectively, "Preferred Stock" and "Common Stock." Each class of stock shall have a par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is 3,000,000 and the number of shares of Common Stock authorized to be issued is 30,000,000."

3. That thereafter, pursuant to resolution by the Board of Directors of the Corporation, the aforesaid Amendment was duly submitted to the stockholders of the Corporation. Said Amendment was duly adopted at a meeting of the stockholders of the Corporation held on July 1, 1999.

4.   Said amendment was duly adopted in accordance with the provisions of
     Section 242 of the GCL.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation this 7th day of July, 1999.


                                       TAG-IT PACIFIC, INC.


                                        By:  /S/ COLIN DYNE
                                             -----------------------------------
                                             Colin Dyne
                                             Its: Chief Executive Officer


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